Exhibit 10.3

License Agreement

Caritas St. Elizabeth’s Medical Center of Boston,

Inc.,

A Massachusetts Not For Profit Corporation

and

Corautus Genetics Inc.,

A Delaware Corporation

August 10, 2005

TABLE OF CONTENTS

LICENSE AGREEMENT

Recitals		1

I.	Definitions	1

II.	Grant of License	6

III.	License Fee and Milestone Payments	7

IV.	Royalty Payments	8

V.	Patent Matters	9

VI.	Corautus /CSEMC Rights	10

VII.	Commercialization and Development	11

VIII.	Infringement of Patents	12

IX.	Term and Termination	13

X.	Confidentiality	16

XI.	Representations and Warranties	17

XII.	Use of Name; Public Announcements	20

XIII.	General Provisions	20

XIV.	Catholic Identity	23

LICENSE AGREEMENT

This Agreement, made and effective as of August 10, 2005 (the “Effective Date”), is entered into by and between Corautus Genetics, Inc., a corporation organized and existing under the laws of Delaware, with its principal offices at 75 Fifth Street, NW, Suite 313, Atlanta, Georgia 30308 (“CORAUTUS”) and Caritas St. Elizabeth’s Medical Center of Boston, Inc., a Massachusetts non-profit corporation having its principal place of business at 736 Cambridge Street, Boston, Massachusetts (“CSEMC”).

RECITALS

WHEREAS, CSEMC has developed and owns certain patent applications and patents relating to angiogenic growth factors for treatment of peripheral neuropathy and is conducting a research study on such treatment;

WHEREAS, CORAUTUS has intellectual property rights to the vascular endothelial growth factor-2 gene, referred to as “VEGF-2”, and has produced proprietary naked plasmid DNA encoding for VEGF-2, including plasmid DNA sometimes referred to as “phVEGF-2” or “pVGI.1(VEGF2)”;

WHEREAS, CORAUTUS has substantial knowledge and expertise in research, development, manufacture and marketing of medical products; and

WHEREAS, CSEMC and CORAUTUS wish to collaborate to develop and commercialize the technology embodied in the CSEMC Patents;

NOW THEREFORE, in consideration of the mutual covenants and premises contained herein, the parties hereby agree as follows:

I. DEFINITIONS

Whenever used in this Agreement, the following capitalized terms shall have the following meanings:

“Act” means the United States Food, Drug and Cosmetic Act, as may be amended from time to time, to the extent applicable.

“Additional Clinical Trials” shall mean Phase II, Phase III or any other human clinical trial testing the safety and efficacy of the Biological Materials for the treatment of a peripheral neuropathy.

“Affiliate” shall mean a Person that, directly or indirectly, through one or more intermediates, controls, is controlled by, or is under common control with the Person specified. For the purposes of this definition, control shall mean the direct or indirect ownership of (i) in the case of corporate entities, securities authorized to cast more than fifty percent (50%) of the votes in any election for directors, or (ii) in the case of non-corporate entities, more than fifty percent (50%) ownership interest with the power to direct the management and policies of such non-corporate entity. Notwithstanding the foregoing, the term “Affiliate” shall not include subsidiaries in which a Party or its Affiliates owns a majority of the ordinary voting power to elect a majority of the board of directors, but is restricted from electing such majority by contract or otherwise, until such time as such restrictions are no longer in effect.

“Approval” shall mean approval by the FDA or the corresponding European authority permitting marketing by CORAUTUS of a Licensed Product.

“Approval Date” shall mean the date of approval by the FDA or the corresponding European authority permitting marketing by CORAUTUS of the Initial Product.

“Biological Materials” shall mean the vascular endothelial growth factor-2 gene referred to as “VEGF-2” and proprietary naked plasmid DNA encoding for VEGF-2, including the plasmid DNA sometimes referred to as “phVEGF-2” or “pVGI.1(VEGF2)”, together with any Progeny, Derivatives and Modifications therefrom.

“Combination Product” shall mean a Licensed Product that includes one or more compounds in addition to Biological Materials or a licensed process that uses one or more additional methods that may or may not be the subject of an CSEMC Patent.

“Commercially Reasonable Efforts” shall mean efforts and resources commonly used by CORAUTUS for a product owned by it or to which it has rights at a similar stage in its development or product life and of similar market potential taking into account efficacy, safety, the anticipated regulatory authority approved labeling, the competitiveness of alternative products in the marketplace, the patent and other proprietary position of the product, the likelihood of regulatory approval, the profitability of the product including the royalties payable to licensors of patent rights, alternative products (of either a Third Party or CORAUTUS) and other relevant factors. Commercially Reasonable Efforts shall be determined on a market-by-market basis for a particular product, and it is anticipated that the level of effort will change over time, reflecting changes in the status of the Licensed Product and the market involved.

“Corautus Confidential Information” shall mean all Corautus Product Data and any other data or information that is of value to CORAUTUS and is not generally known to competitors of CORAUTUS. To the extent consistent with the foregoing, Confidential Information includes information or data that (i) concerns the operations, facilities, manufacturing, clinical trials, pre-clinical studies, regulatory affairs and compliance, protocols, bench work, assay development, methodology, pricing, plans, affairs and businesses of CORAUTUS and the financial affairs of CORAUTUS, (ii) constitutes trade secrets, or (iii) is marked confidential, restricted, proprietary or with a similar designation. Confidential Information also includes any information of the type described in this paragraph that CORAUTUS obtains from another Person that CORAUTUS or such other Person treats as proprietary or designates as confidential information, whether or not owned or developed by CORAUTUS or such other Person. Notwithstanding the foregoing, such term shall not include any materials or information of the types specified above to the extent that such materials or information: (i) are or become generally utilized by other Persons engaged in the same business or activities in which CORAUTUS utilized, developed or otherwise acquired such information or publicly known; (ii) are known to CSEMC prior to receipt thereof and without any restrictions on disclosure in favor of CORAUTUS; or (iii) are furnished to other Persons by CORAUTUS with no restriction on disclosure.

“Corautus Invention” shall mean Inventions relating solely to the Biological Materials, including but not limited to manufacturing, use or techniques thereof, conceived and/or reduced to practice solely by Corautus or jointly by CSEMC and Corautus under any under the Additional Clinical Trials in which CSEMC participates.

“Corautus Phase II Clinical Trial” shall mean an Additional Clinical Trial sponsored by Corautus that is recognized by the FDA or the corresponding European authority as a Phase II trial in the Field of Use.

“Corautus Pivotal Clinical Trial” shall mean a clinical trial sponsored by Corautus, that is recognized by the FDA or the corresponding European authority as a Phase III or equivalent clinical trial, designed and powered to provide substantive evidence of safety and efficacy to support an application for Approval of the Initial Product.

“Corautus Product Data” shall mean the data generated under any Additional Clinical Trials sponsored by CORAUTUS, the documentation filed by CORAUTUS with the relevant health or regulatory authorities and any government-issued approvals, including New Drug Applications obtained by CORAUTUS.

“CSEMC Confidential Information” shall mean all CSEMC Documentation and any other data or information that is of value to CSEMC and is not generally known to competitors of CSEMC. To the extent consistent with the foregoing, Confidential Information includes information or data that (i) concerns the operations, facilities, manufacturing, clinical trials, pre-clinical studies, regulatory affairs and compliance, protocols, bench work, assay development, methodology, pricing, plans, affairs and businesses of CSEMC and the financial affairs of CSEMC, (ii) constitutes trade secrets, or (iii) is marked confidential, restricted, proprietary or with a similar designation. Confidential Information also includes any information of the type described in this paragraph that CSEMC obtains from another Person that CSEMC or such other Person treats as proprietary or designates as confidential information, whether or not owned or developed by CSEMC or such other Person. Notwithstanding the foregoing, such term shall not include any materials or information of the types specified above to the extent that such materials or information: (i) are or become generally utilized by other Persons engaged in the same business or activities in which CSEMC utilized, developed or otherwise acquired such information or publicly known; (ii) are known to CORAUTUS prior to receipt thereof and without any restrictions on disclosure in favor of CSEMC; or (iii) are furnished to other Persons by CSEMC with no restriction on disclosure.

“CSEMC Documentation” shall mean the documents and information transferred by CSEMC to CORAUTUS for purposes of the Additional Clinical Trials.

“CSEMC Invention” shall mean Inventions relating solely to the use of vascular endothelial growth factors for the treatment of a peripheral neuropathy conceived and/or reduced to practice solely by CSEMC or jointly by CSEMC and CORAUTUS under any Additional Clinical Trial in which CSEMC participates.

“CSEMC Patent(s)” shall mean those United States or foreign patents and/or applications listed on Appendix A hereto as amended and modified from time to time by CSEMC which such Appendix A is hereby incorporated herein by reference, the inventions disclosed therein, and any divisions, reissues, continuations, continuations-in-part or extensions relating or corresponding thereto, and disclosed in foreign patent application corresponding thereto.

“CSEMC Research Study Data” shall mean the data generated under the CSEMC Research Study.

“CSEMC Research Study” shall mean the Phase I clinical trial under IND 11572 entitled “pVGI.1 (VEGF-2) Gene Transfer for Diabetic Neuropathy.” The Research Study is being conducted at the facility of CSEMC and through a subinvestigator at the New England Medical Center, Boston, Massachusetts.

“Derivative” means a substance which constitutes an unmodified functional sub-unit or product expressed by the Biological Materials, including, but not limited to, genes and regulatory sequences and proteins expressed by DNA or RNA.

“Field of Use” shall mean the use of Biological Materials for treating a peripheral neuropathy, including, without limitation, diabetic neuropathy.

“First Licensed Product” shall mean the first Licensed Product which is sold commercially after Approval.

“Initial Product” shall mean a product for the treatment of peripheral diabetic neuropathy that incorporates Biological Materials.

“Intellectual Property” shall mean all intellectual property rights, including (i) United States and other national patents and patent applications, divisions, continuations, continuations-in-part, reissues, renewals, reexaminations, requests for continued examination, supplemental registrations or extensions thereof, (ii) trademarks, whether registered or unregistered and applications for registration thereof, (iii) copyrights, whether registered or unregistered and applications for registration thereof, and (iv) trade secrets, know-how, technology, proprietary information and data, including formulae, procedures, plans, methods, processes, specifications, models, protocols, techniques and experimentation, and design, testing and manufacturing data, and products, compositions, and procedures.

“Inventions” shall mean findings, discoveries, inventions, additions, modifications, formulations, variations, enhancements, refinements or derivative works.

“Joint Invention” shall mean any Invention, except a Corautus Invention or a CSEMC Invention, whether patentable or not, first conceived and/or reduced to practice under an Additional Clinical Trial which could be described in a patent application, if one were to be filed, naming one or more employees and/or agents of CSEMC and one or more employees and/or agents of CORAUTUS as joint inventors as determined by U.S. patent laws.

“Licensed Product” shall mean any product or method in the Field of Use covered by one or more Valid Claims.

“Material Transfer Agreement” shall mean the agreement between CORAUTUS and CSEMC effective as of August 1, 2004, and executed on even date herewith, a copy of which is attached as Appendix B hereto.

“Modification” shall mean any material substantially based on, containing or incorporating a substantial element of the Biological Material, or any materials which are not new or not obviously distinct from the Biological Material.

“Net Sales” shall mean ***

“Party” or “Parties” shall mean individually and collectively, respectively, CORAUTUS and CSEMC.

“Person” shall mean any individual, firm, corporation, partnership, limited liability company, trust, unincorporated organization or other entity or a government agency or political subdivision thereto, and shall include any successor (by merger or otherwise) of such Person.

“Progeny” shall mean any unmodified descendant from the Biological Material, including cell from cell, or organism from organism.

“Third Party(ies)” shall mean any Person other than CSEMC, CORAUTUS and their respective Affiliates.

“Valid Claim” shall mean any claim of an issued and unexpired patent within CSEMC Patent(s) which covers a Licensed Product and which shall not have been withdrawn, lapsed, cancelled, challenged or disclaimed, nor held invalid by a court of competent jurisdiction in an unappealed or unappealable decision.

***	Confidential Treatment Requested

II. GRANT OF LICENSE

2.1 License Grant: CSEMC hereby grants to CORAUTUS the exclusive worldwide right and license, with the right to sublicense on the terms and conditions set forth in Section 2.2, in the Field of Use under the CSEMC Patent(s) to make, have made, market, have marketed, use, import, offer for sale, sell and have sold Licensed Product (the “License”). The License granted hereunder shall be subject to any rights of the U.S. Government, its agencies or authorities under Public Law 96-517 and Public Law 98-620 which may be applicable. Notwithstanding the License granted herein, CSEMC shall have the right, subject to CORAUTUS’ consent, not to be unreasonably withheld, to make and have made Licensed Product(s) for itself and distribution to non-profit organizations for research purposes only, but not for any commercial or other purpose. Nothing in the foregoing sentence shall constitute a grant by Corautus or confer upon CSEMC any rights to make or use the Biological Materials.

2.1.1 CORAUTUS and CSEMC agree that if the “exclusive” nature of the License granted under this Section 2.1 is deemed to be unreasonable by a court of competent jurisdiction or the European Commission (each referred to herein as “Court”), CORAUTUS and CSEMC agree to a change in the nature of the license granted in the applicable country or countries within the jurisdiction of such Court to “co-exclusive,” “non-exclusive” or such other characterization as such Court shall deem reasonable under the circumstances; provided, however, that such change shall have no impact on the exclusive nature of the License elsewhere in the world or on the other terms and provisions of this Agreement. Notwithstanding the foregoing, if a Court were to deem the “exclusive” nature of the License as unreasonable, with respect to the country or countries within the jurisdiction of such Court, CORAUTUS, with respect to such countries only, shall not be obligated to any development or commercialization obligations hereunder, and the royalty rate to be paid by CORAUTUS with respect to Net Sales of Licensed Products in such countries shall be reduced by *** (***).

2.2 Sublicense Rights: CORAUTUS shall be entitled to grant sublicenses in the Field of Use under the License on terms and conditions in compliance and consistent with the terms and conditions of this Agreement (except that the royalty therein may be higher than that stated in Section 4.1 hereof). CORAUTUS shall provide CSEMC thirty (30) days prior written notice of any intent to sublicense any portion of the license granted under this Agreement, such notice to identify the sublicensee and the scope of the sublicense. CSEMC may refuse to grant CORAUTUS permission to sublicense any portion of the license granted under this Agreement to any entity which it deems in its sole discretion creates a likelihood of public embarrassment or scandal for the Roman Catholic Church by informing CORAUTUS of such refusal in writing within said thirty (30) day period. Each sublicense granted by CORAUTUS hereunder shall be subject and subordinate to the terms and conditions of this Agreement and shall contain terms and conditions similar to those in this Agreement including, but not limited to, the following provisions:

(a)	The sublicense shall expire automatically on the termination of the License;

(b)	The sublicense shall not be assignable, in whole or in part;

***	Confidential Treatment Requested

(c)	The sublicensee shall not grant further sublicenses without the prior written consent of CSEMC and CORAUTUS;

(d)	During the term of the sublicense the sublicensee shall be bound in writing by a confidentiality obligation similar to that imposed on CORAUTUS in Article X, and the sublicensee shall bind its employees with a similar undertaking of confidentiality;

(e)	Any sublicense granted by CORAUTUS pursuant to this Agreement shall be subject to any rights of the U.S. Government, its agencies or authorities under Public Law 96-517 and Public Law 98-620 which may be applicable;

(f)	Each and every sublicense granted by CORAUTUS must contain a Catholic Identity provision substantially the same as set forth in Section 14.1 requiring any sublicensee to conform its use of the sublicense to the teachings of the Roman Catholic Church as provided for herein;

(g)	CORAUTUS shall provide CSEMC with a complete copy of each fully executed sublicense agreement promptly after its execution;

(h)	Failure of CORAUTUS to adhere to the requirements set forth herein that is not cured within 30 days after written notice from CSEMC to CORAUTUS of such failure, shall enable CSEMC to revoke and declare the License to be null and void and terminate this License Agreement; and

(i)	Failure of any sublicensee to adhere to the requirements set forth herein shall require CORAUTUS to revoke and declare said sublicense to be null and void.

2.3 Option. CSEMC hereby grants Corautus the right and option to acquire an exclusive, worldwide, royalty bearing license with right to sublicense under the CSEMC Inventions in the Field of Use for the life of any patent to be issued with respect to the CSEMC Inventions. ***. This option may be exercised as to a CSEMC Invention at any time during the one year period commencing on the date CSEMC gives written notice to CORAUTUS that CSEMC has filed a patent application covering such CSEMC Invention.

III. LICENSE FEE AND MILESTONE PAYMENTS

3.1 Milestone Payments. Each of the following amounts will be payable by CORAUTUS to CSEMC within thirty (30) business days following confirmation by CORAUTUS that the specified event has occurred:

3.1.1	***.

3.1.2	***.

3.1.3	***.

***	CONFIDENTIAL TREATMENT REQUESTED

3.1.4	***.

3.1.5	***.

IV. ROYALTY PAYMENTS

4.1 Royalty Amount: In further consideration for the grant of the License, CORAUTUS shall pay to CSEMC a royalty, on a country-by-country basis, at the rate of *** (***) of Net Sales of Licensed Products.

4.2 Quarterly Payments: Royalties and sublicensing income under Sections 4.1 and 4.8 herein shall be payable on a quarterly basis, within ninety (90) days after the end of each calendar quarter. Royalties shall be based upon the Net Sales during each calendar quarter, commencing with the calendar quarter in which the first commercial sale of a Licensed Product is made. Royalties shall be calculated in accordance with generally accepted accounting principles and shall be paid without any reduction or deduction or set-off of any nature or kind whatsoever, except as may be prescribed by law.

4.3 Reports: CORAUTUS shall furnish to CSEMC at the same time as each payment is made pursuant to Section 4.2, a written report on a country-by-country basis, of the (i) sublicensing income and (ii) Net Sales, the number of units of each type of Licensed Product included in Net Sales, and the calculation of the royalty due and payable, for the calendar quarter upon which the royalty payment is based.

4.4 Records: CORAUTUS shall keep, or cause to be kept, full, complete and proper records and accounts of sales of Licensed Products in sufficient detail to enable the royalties payable hereunder to be determined. CSEMC shall jointly have the right at its own expense to appoint an independent certified public accounting firm, reasonably acceptable to CORAUTUS, to audit, during normal business hours and upon reasonable prior written notice, the records which are necessary to verify the royalties payable pursuant to this Agreement; provided, however, that if the audit discloses that CSEMC was underpaid royalties by at least *** (***) for any calendar quarter, then CORAUTUS shall reimburse to CSEMC any reasonable costs of such audit, together with an amount equal to the additional royalties to which CSEMC is entitled as disclosed by the audit. CSEMC may exercise its right of audit no more frequently than once in any calendar year. The accounting firm shall disclose to CSEMC only information relating solely to the accuracy of the royalty payments and reports. CORAUTUS shall preserve and maintain all such records required for audit for a period of three (3) years after the calendar quarter to which the record applies. CORAUTUS shall make such records and books available to the foregoing accounting firm at a suitable location within the United States.

4.5 Corautus Obligation to Pay: CORAUTUS, at its own expense, shall be responsible for reporting and paying to CSEMC all royalties due under Section 4.1 hereof on account of sales of Licensed Products by its Affiliates, sublicensees and distributors.

4.6 Term of Royalty: The royalty obligations to CSEMC as to each Licensed Product shall terminate on a country-by-country basis on the expiration date of the last to expire of issued CSEMC Patents in such country which have not been disclaimed or held invalid by a

***	CONFIDENTIAL TREATMENT REQUESTED

court of competent jurisdiction from which no appeal can be taken or, after mutual consultation and agreement, an appeal is not taken, and which includes at least one Valid Claim covering the Licensed Product.

4.7 Late Payments. Unless otherwise provided in the Agreement, CORAUTUS shall pay interest to CSEMC on the aggregate amount of any payments by CORAUTUS that are not paid on or before the date such payments are due under the Agreement at a rate per annum equal to the lesser of the prime rate of interest as reported by The Wall Street Journal, Eastern U.S. Edition, from time to time, plus two percent (2%), or the highest rate permitted by applicable law, calculated on the number of days such payment is delinquent.

4.8 Additional Sublicensing Payments. Excluding research funding received by CORAUTUS for the Licensed Products and further excluding income received by CORAUTUS that is computed or determined by reference to the sales or sales price of the Licensed Product (e.g., royalties paid by a sublicensee to CORAUTUS) CORAUTUS shall pay CSEMC *** of all other income (e.g., license fees) received by CORAUTUS from a sublicensee as a result of a sublicense agreement granting a sublicense to the Licensed Product. For avoidance of doubt, nothing in the foregoing sentence is intended to reduce the royalty to be paid to CSEMC under Section 4.1 and 4.5 hereof. If the CSEMC technology is sublicensed in a bundle with other technologies, the amount due to CSEMC shall be pro rated based on the percent contribution of the CSEMC technology to the bundle, as mutually agreed by the parties.

V. PATENT MATTERS

5.1 Patent Prosecution Filing Obligation and Maintenance:

5.1.1 During the term of this Agreement, CSEMC shall be responsible for prosecuting and maintaining the CSEMC Patent(s). CORAUTUS shall reimburse CSEMC *** of patent expenses incurred after the Effective Date of this license; provided, however; (a) CSEMC will consult with Corautus periodically about patent expenses and receive input from Corautus before committing to expenses that are not routine patent prosecution expenses. Such non-routine patent expenses shall include, e.g., expenses involving litigation or interference; (b) Corautus will be billed for any patent expenses attributable to any calendar quarter by the close of the following calendar quarter, and any reimbursement for any expenses not timely billed will be deemed waived by CSEMC. CSEMC shall not abandon any CSEMC Patents without giving CORAUTUS prior written notice thereof.

5.1.2 CORAUTUS and CSEMC agree to reasonably cooperate in the preparation, filing, prosecution and maintenance of any patent application and patent in CSEMC Patent(s). CORAUTUS shall bear its own costs in connection with its cooperation with CSEMC under this Section 5.1.2.

5.1.3 CORAUTUS recognizes that CSEMC may license other parties under CSEMC Patents outside the Field of Use.

***	CONFIDENTIAL TREATMENT REQUESTED

5.2 Mutual Assistance: CSEMC and CORAUTUS shall assist, and shall use reasonable efforts to cause their respective employees, patent attorneys, and in CORAUTUS’ case, consultants, to assist each other, in assembling inventorship information and data for the filing and prosecution of CSEMC Patents. In the event of a dispute as to status as an inventor, inventorship shall be determined in accordance with the patent laws of the United States or the patent laws of the country of application for patent by mutual agreement of counsel for CSEMC and counsel for CORAUTUS.

5.3 Patent Prosecution: CSEMC shall keep CORAUTUS reasonably informed with regard to the status of the CSEMC Patents and provide to CORAUTUS upon request therefor copies of patent applications for CSEMC Patents and related prosecution. CORAUTUS patent attorneys shall have the right to consult with CSEMC patent attorneys at reasonable times on matters relating to the prosecution of CSEMC Patents, including the scope of claim coverage and international filings. CSEMC shall consider all reasonable requests made by the other with regard to the patent application and maintenance processes. If either of the parties to this Agreement becomes aware of any infringement or potential infringement of the CSEMC Patents, that party will give notice thereof to the other party and provide available information to the other party.

VI. CORAUTUS/CSEMC RIGHTS

6.1 Ownership and Inventions:

6.1.1 Pre-Existing Corautus Rights. Both Parties acknowledge and agree that CORAUTUS retains ownership of all right, title and interest in and to the Biological Materials, Corautus Inventions, Corautus Confidential Information, all Intellectual Property of Corautus and Corautus Product Data subject only to Section 6.2.2 below

6.1.2 Pre-Existing CSEMC Rights. Both Parties acknowledge and agree that CSEMC retains ownership of all right, title and interest in and to CSEMC Confidential Information, CSEMC Patents, CSEMC Invention, CSEMC Research Study, CSEMC Research Study Data and all Intellectual Property of CSEMC.

6.1.3 Joint Inventions by Both Parties. If a Joint Invention is conceived, discovered or reduced to practice by the Parties in the course of the Additional Clinical Trials, the Parties agree to reasonably assist each other in obtaining patent protection for any such Joint Invention. Notwithstanding the foregoing, the parties shall negotiate in good faith an agreement covering the terms and conditions under which any such Joint Invention shall be protected and exploited, including but not limited to, which party shall control protection and exploitation of such Joint Invention, the sharing of expenses relating to any patent applications that may be filed covering such Joint Invention and any profits and royalties in respect of such Joint Invention.

6.1.4 New Inventions by A Party. Each Party shall retain all right, title and interest in any and all Intellectual Property in and to Inventions, other than Corautus Inventions or CSEMC Inventions, conceived, discovered or reduced to practice solely by that Party during the Additional Clinical Trials.

6.1.5 Ownership of Corautus Inventions. CORAUTUS shall own all right, title and interest in and to all Corautus Inventions, and CSEMC agrees to execute any documents necessary to confirm such ownership when reasonably requested to do so.

6.1.6 Ownership of CSEMC Inventions. CSEMC shall own all right, title and interest in and to all CSEMC Inventions, and CORAUTUS agrees to execute any documents necessary to confirm such ownership when requested to do so.

6.2 Ownership:

6.2.1 All right, title and interest in and to any Corautus Product Data shall vest solely in CORAUTUS.

6.2.2 Notwithstanding Section 6.2.1 and in the event of termination in accordance with 9.3 below, all Corautus Product Data shall be transferred to and shall become the sole property of CSEMC and shall be CSEMC’s Confidential Information.

6.2.3 All right, title and interest in and to all CSEMC Research Study Data is vested solely in CSEMC.

VII. COMMERCIALIZATION AND DEVELOPMENT

7.1 Government Approval: CORAUTUS shall be solely responsible for obtaining, Approval at CORAUTUS’ expense. CORAUTUS shall have sole responsibility for any warning labels, packaging, instructions as to use, and quality control as to any Licensed Product.

7.2 Commercial Development Obligation; Reports:

7.2.1 CORAUTUS shall use Commercially Reasonable Efforts to develop and commercialize at least one Licensed Product. It is the intent of the parties that the first Licensed Product developed and commercialized will be the Initial Product. In the event that CORAUTUS determines that it will not pursue commercialization of the Initial Product, CORAUTUS shall promptly inform CSEMC of its decision in writing. In the event that CSEMC believes that CORAUTUS is not engaged in Commercially Reasonable Efforts, CSEMC shall promptly notify CORAUTUS in writing and provide the basis for such belief. The parties will then enter good faith negotiations to discuss what additional steps CORAUTUS should take to meet the requirement of Commercially Reasonable Efforts.

7.2.2 CORAUTUS shall keep CSEMC reasonably informed as to CORAUTUS’ progress in undertaking Commercially Reasonable Efforts including its efforts, if any, to sublicense the CSEMC Patents, and shall provide periodic reports, not less than once a year, to CSEMC. Such reports may be made by verbal presentations to CSEMC. Upon CSEMC’s reasonable request therefor any such periodic presentation shall be memorialized in written form by CORAUTUS.

7.3 Patent Marking: To the extent relevant under applicable law, CORAUTUS shall mark all Licensed Products or their container in accordance with the patent marking laws of the country in which Licensed Products are manufactured, used or sold.

7.4 CSEMC Research Study. CSEMC agrees to complete the CSEMC Research Study within approximately 24 months of the Effective Date in accordance with the protocol therefor. In the event that unexpected technical or regulatory difficulties makes completion of the CSEMC Research Study not achievable within this time period, CORAUTUS and CSEMC will renegotiate a replacement date in good faith. For the avoidance of doubt, if CSEMC is unable to meet this date, CORAUTUS will not be entitled to terminate the Agreement unless it can be demonstrated that CSEMC has not used good faith and reasonable efforts towards completion of the CSEMC Research Study. CSEMC shall provide CORAUTUS, promptly upon CORAUTUS’ request, with a full and complete copy of the CSEMC Research Study Data. In support of the Additional Clinical Trials sponsored by CORAUTUS and for the purpose of seeking Approval, CSEMC shall permit CORAUTUS to use, access and reference the CSEMC Research Study Data, and CSEMC will promptly advise the FDA in writing of such rights of reference and access when requested by CORAUTUS. To these ends, CSEMC will also, at Corautus expense upon CORAUTUS’ reasonable request make available its personnel involved in the CSEMC Research Study, to the extent such personnel are under the control of CSEMC, to answer questions about the CSEMC Research Study. The timing, duration and place of such availability, shall be mutually agreed by the parties in advance.

7.5 CSEMC Participation In Additional Clinical Trials. For a period of five years from the Effective Date, the Parties agree that they will cooperate in good faith to provide CSEMC with the opportunity to be a primary clinical site in any Additional Clinical Trial, subject to applicable law and reasonable qualifications. Corautus shall permit CSEMC to state in its marketing and similar materials that CSEMC is Corautus’ premier clinical site in the Additional Clinical Trials if CSEMC is actively participating in such Additional Clinical Trial as an investigator. Notwithstanding the foregoing, because the details, timing and conditions of any Additional Clinical Trial cannot be predicted, Corautus shall not be obligated to CSEMC as a clinical site for, and CSEMC shall not be obligated to participate as a clinical site in any Additional Clinical Trial.

7.6 Use of Corautus Product Data: CSEMC will not sponsor or participate in Additional Clinical Trials other than those sponsored by CORAUTUS for so long as this Agreement is in effect. If this Agreement is terminated under Section 9.3, CORAUTUS shall permit CSEMC to access and reference Corautus Product Data in support of further CSEMC sponsored Additional Clinical Trials.

VIII. INFRINGEMENT OF PATENTS

8.1 Notification: If CORAUTUS, CSEMC or their respective Affiliates or sublicensees is sued by a Third Party for infringement of a Third Party’s patent because of the manufacture, use, sale, offer to sell or importation of Licensed Product, the party which has been sued shall promptly notify the other party in writing of the institution of such suit.

8.2 Control: The party being sued shall have the right, in its sole discretion, to control the defense of such suit at its own expense, in which event the other party shall have the right to be represented by advisory counsel of its own selection, at its own expense, and shall cooperate fully in the defense of such suit and shall promptly respond to all reasonable requests from the party being sued with respect to evidence and assistance within its control; provided, however, the party being sued may waive the right to control the defense of such suit at its own expense, and in such case, the other party would have the same rights under this Article 8 as the party being sued otherwise would have had under this Article 8.

8.3 Settlement: The party controlling the suit may not settle the suit or otherwise consent to an adverse judgment in such suit that diminishes the rights or interests of the non-controlling party without the express written consent of the non-controlling party, which shall not be unreasonably withheld. Any judgments, settlements or damages payable with respect to legal proceedings covered by this Article 8 shall be paid by the party which controls the litigation.

8.4 Monetary Recovery: Monetary recoveries from litigation pursuant to Section VIII shall be apportioned as follows: The party controlling the litigation has the right to first reimburse itself for all out-of-pocket costs and expenses of every kind and character, including reasonable attorneys’ fees, involved in the litigation or settlement of such suit from any sums recovered in such suit or in settlement. If, after such reimbursement, any funds shall remain from said recovery, the party controlling the litigation shall promptly pay to the non-controlling party an amount which is collectively equal to twenty percent (20%) of such remainder and the party controlling the litigation shall be entitled to receive and retain the balance of the remainder of such recovery.

IX. TERM AND TERMINATION

9.1 Term; Survival: Except as provided below, the term of the License shall be determined by the term of CORAUTUS’ royalty obligations as set forth in Article IV. Obligations of the parties set forth in Sections 4.4, 6.1, and 8.4, and Articles X, XI, XII, and XIII shall survive and remain in full force and effect after the expiration, cancellation or termination of this Agreement for any reason.

9.2 Termination for Cause: At any time prior to expiration pursuant to Section 9.1, either CORAUTUS, on the one hand, or CSEMC, on the other hand, may terminate this Agreement for cause upon written notice to the other in the event that there has been a material breach by the other of any of the terms of this Agreement and the other has failed to cure such breach within sixty (60) days after receipt of written notice thereof; provided, however, termination on account of a breach by Corautus of Section 7.2.1 shall be exclusively under Section 9.3 hereof. Such termination rights shall be in addition to and not in substitution for any other remedies that may be available to the party serving such notice against the party in default. Termination pursuant to this Section 9.2 shall not relieve the party in default from liability and damages to the other party for breach. Waiver by either party of a single default or a succession of defaults shall not deprive such party of any right to terminate this Agreement arising by reason of any subsequent default. Notwithstanding the foregoing, if the material breach is CORAUTUS’ failure to pay monies to CSEMC as provided herein (other than the payment of immaterial amounts), and such material breach is not cured in accordance with the provisions of this Section 9.2, then CSEMC shall have the right to terminate this Agreement, upon thirty (30) days written notice to CORAUTUS, unless CORAUTUS makes such payments plus interest within said thirty (30) day notice period; provided, however, that CORAUTUS’ failure to pay any monies which are subject to a good faith dispute between the parties shall not be deemed to be a breach of this Agreement so long as within sixty (60) days of the notice contemplated by this Section 9.2 CORAUTUS deposits into a U.S. escrow account with a Third Party (or has previously made such deposit) monies equal to the amount in dispute, such monies to remain in escrow until the final resolution of such dispute as provided for in this Agreement.

9.3 Termination for Failure to Use Commercially Reasonable Efforts: In the event Corautus has in CSEMC’s reasonable judgment failed to exercise Commercially Reasonable Efforts and the negotiations set forth in Section 7.2.1 have failed to result in the commencement of Commercially Reasonable Efforts, then CSEMC may at its election seek a determination by the third party arbitration panel under the provisions of Section 13.11 that Commercially Reasonable Efforts have not been undertaken. If such arbitration panel finds that Corautus has breached its obligation to exercise Commercially Reasonable Efforts, Corautus shall again have an opportunity for a period of 12 months to exercise Commercially Reasonable Efforts. If CSEMC in its reasonable judgment believes that CORAUTUS has still not exercised Commercially Reasonable Efforts by the end of such 12 month period, then CSEMC shall have the right to terminate this Agreement. Corautus has no obligation to commence Commercially Reasonable Efforts until CSEMC has completed the CSEMC Research Study and provided Corautus with a copy of the CSEMC Research Study Data and rights of access and reference as provided in Section 7.4. CORAUTUS shall use Commercially Reasonable Efforts to meet or accomplish the following:

(a) ***.

(b) ***.

In the event that unexpected technical or regulatory difficulties makes these dates not achievable or in the event such dates are no longer reasonably achievable at the conclusion of the arbitration process set forth in this paragraph, CORAUTUS and CSEMC will renegotiate replacement dates in good faith. For the avoidance of doubt, if CORAUTUS is unable to meet the above milestones before the listed indicative dates, as so extended under the prior sentence, CSEMC will not be entitled to terminate the Agreement unless it can be demonstrated that CORAUTUS has not used good faith and Commercially Reasonable Efforts to the development of a Licensed Product.

9.4 Termination Upon Insolvency: This Agreement may be terminated by a party upon written notice to the other in the event that (i) the other party shall make an assignment for the benefit of its creditors, file a petition in bankruptcy, petition or apply to any tribunal for the appointment of custodian, receiver or any trustee for it or a substantial part of its assets, or shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or (ii) if there shall have been filed against the other party any such bona fide petition or

***	CONFIDENTIAL TREATMENT REQUESTED

application, or any such proceeding shall have been commenced against it, in which an order for relief is entered or which remains unstayed or undismissed for a period of 90 days or more; or (iii) if the other party by any act or omission shall indicate its consent to, approval of or acquiescence in any such petition, application or proceeding or order for relief or the appointment of a custodian, receiver or trustee for it or any substantial part of its assets, or shall suffer any such custodianship, receivership or trusteeship to continue undischarged for a period of 90 days or more. Termination shall be effective upon the date specified in such notice. All Licenses granted under or pursuant to any section of this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”), licenses to “intellectual property” as defined under Section 101 of the Bankruptcy Code. The parties agree that CORAUTUS, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code.

9.5 Effect of Expiration or Termination of Agreement: Termination of this Agreement shall not relieve the parties of any obligation which accrued prior to such termination.

9.6 Rights of Licensee Upon Regularly Scheduled Termination: Upon the termination of the License as regards each Licensed Product at its regularly scheduled expiration date, CORAUTUS shall not have any further rights or obligations with respect to the License for the Licensed Product except those obligations that survive termination and other than that CORAUTUS shall make any and all final reports and payments for the final quarter period. After any such regularly scheduled expiration, CORAUTUS shall be entitled to continue, on a non-exclusive basis, making, having made, marketing, having marketed, using, importing, offering for sale, selling and having sold the Licensed Product which was the subject of the expired License and which is not the subject of a current license, without the accrual of any future royalties pursuant to Section 4.1 hereof.

9.7 Rights Prior to Regularly Scheduled Termination of Agreement: Upon any termination of this Agreement prior to the regularly scheduled expiration date, the License granted hereunder shall terminate. Upon such termination CORAUTUS shall have no further right to use any of the CSEMC Patents. Upon any such termination and subject to Section 6.1(b), CORAUTUS and CSEMC shall promptly return to the other all materials, samples, documents, information, and any other matter provided by the other which embody or disclose Confidential Information (as defined below) of the other; provided however, that each shall not be obligated to provide the other with proprietary information which can be shown to be independently developed, including regulatory data.

9.8 Work-in-Progress: Upon any termination of the License as regards any particular Licensed Product except in the case of termination by CSEMC for breach or in settlement of a litigation or administrative proceeding under the terms of which the making, using or selling Licensed Products is prohibited, CORAUTUS shall be entitled, during the next twelve (12) months, to finish any work-in-progress and to sell any inventory of the Licensed Product covered by the terminated License which remains on hand as of the date of the termination, so long as CORAUTUS pays to CSEMC the royalties applicable to said subsequent sales in accordance with the terms and conditions set forth in this Agreement.

X. CONFIDENTIALITY

10.1 Protection of Corautus Confidential Information:

10.1.1 Confidentiality of Corautus Confidential Information. Subject to the provisions of Section 6.2.2 hereto, during the Term of this Agreement and for a period of seven (7) years after the termination of this Agreement, whether at the instance of any Party, CSEMC shall not, except as expressly authorized hereunder or directed by CORAUTUS, use, copy, or disclose, or permit any unauthorized Person access to, any Corautus Confidential Information; provided, however, CSEMC may disclose Corautus Confidential Information to such of its employees and to subinvestigators at the New England Medical Center who have a need to know in connection with the performance of the Additional Clinical Trials described herein and have executed nondisclosure agreements obligating such Persons to keep the Corautus Confidential Information confidential in accordance herewith, or are otherwise bound by similar confidentiality obligations. Failure to mark any of the Corautus Confidential Information as confidential shall not affect its status as Corautus Confidential Information under this Agreement.

10.1.2 Disclosure Required by Legal Process. Any disclosure by CSEMC of Corautus Confidential Information required by legal process or requirement of a governmental regulatory authority shall only be made to the extent required by legal process or such governmental authority and after providing CORAUTUS with prompt notice thereof in order to permit CORAUTUS to seek an appropriate protective order or exemption.

10.1.3 Return of Corautus Confidential Information. Upon the termination of this Agreement for any reason, whether at the instance of any Party, CSEMC shall return to CORAUTUS, upon demand, all Corautus Confidential Information in its possession or, upon demand, destroy such Corautus Confidential Information and provide a duly authorized and executed certificate to CORAUTUS of such destruction.

10.2 Protection of CSEMC Confidential Information:

10.2.1 Confidentiality of CSEMC Confidential Information. Subject to the provisions of Section 7.4 herein, during the Term of this Agreement and for a period of seven (7) years after the termination of this Agreement, whether at the instance of any Party, CORAUTUS shall not, except as expressly authorized hereunder or directed by CSEMC, use, copy, or disclose, or permit any unauthorized Person access to, any CSEMC Confidential Information; provided, however, CORAUTUS may disclose CSEMC Confidential Information to such of its employees and investigators who have a need to know in connection with the performance of the Corautus Trials and have executed nondisclosure agreements obligating such Persons to keep the CSEMC Confidential Information confidential in accordance herewith, or are otherwise bound by similar confidentiality obligations. Failure to mark any of the CSEMC Confidential Information as confidential shall not affect its status as CSEMC Confidential Information under this Agreement.

10.2.2 Disclosure Required by Legal Process. Any disclosure by CORAUTUS of CSEMC Confidential Information required by legal process or requirement of a governmental regulatory authority shall only be made to the extent required by legal process or such governmental authority and after providing CSEMC with prompt notice thereof in order to permit CSEMC to seek an appropriate protective order or exemption.

10.2.3 Return of CSEMC Confidential Information. Upon the termination of this Agreement for any reason, whether at the instance of any Party, CORAUTUS shall return to CSEMC upon demand, CSEMC Documentation and other CSEMC Confidential Information in its possession or, upon demand, destroy such CSEMC Documentation and Confidential Information and provide a duly authorized and executed certificate to CSEMC of such destruction.

10.3 Publications and Publicity:

10.3.1 CSEMC Publications. In the event CSEMC or any of its investigators, desires to publish any previously unpublished data or patient summaries concerning the CSEMC Research Study or the CSEMC Research Study Data, whether by means of publication in scientific journals or at seminars or conferences or otherwise, the CSEMC or such investigator shall provide CORAUTUS with at least sixty (60) days written notice prior to the proposed date of submission of such data or information for publication, which notice shall be accompanied by the proposed publication (e.g., abstract, manuscript, or grant application). CSEMC will consider in good faith any comments that CORAUTUS may have regarding any proposed publication.

10.3.2 Corautus Publications. In the event CORAUTUS desires to publish any previously unpublished data or patient summaries concerning the CSEMC Research Study or the CSEMC Research Study Data whether by means of publication in scientific journals or at seminars or conferences or otherwise, CORAUTUS shall provide CSEMC with at least sixty (60) days written notice prior to the proposed date of submission of such data or information for publication, which notice shall be accompanied by the proposed publication (e.g., abstract, manuscript, or grant application). CORAUTUS will consider in good faith any comments that CSEMC may have regarding any proposed publication.

10.4 Publicity and Marks: Neither Party may use any name, trade name, logo, trademark or service mark of the other party in any form or publicity in connection with the CSEMC Research Study, Additional Clinical Trials or this Agreement without the prior written consent of the other party other than in public filings that are required under securities laws or as necessary or appropriate to obtain from any governmental agency any necessary approval or license.

XI. REPRESENTATIONS AND WARRANTIES

11.1 CORAUTUS: CORAUTUS hereby represents and warrants to CSEMC as follows:

(a) CORAUTUS is a corporation duly organized, validly existing and in good standing under the laws of Delaware. CORAUTUS has been granted all requisite power and authority to carry on its business and to own and operate its properties and assets;

(b) There is no pending or threatened litigation involving CORAUTUS which would have any effect on this Agreement or on the ability of CORAUTUS to perform its obligations hereunder; and

(c) There is no material indenture, contract, or agreement to which CORAUTUS is a party or by which CORAUTUS is bound which prohibits or would prohibit the execution and delivery by CORAUTUS of this Agreement or the performance or observance by CORAUTUS of any term or condition of this Agreement.

(d) (i) Beginning at the time that any Licensed Product is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by CORAUTUS or sublicensee, Affiliate or agent of CORAUTUS, CORAUTUS shall, at its sole cost and expense, procure and maintain comprehensive general liability insurance in amounts not less than $*** per incident and $*** annual aggregate and naming CSEMC as an additional insured provided such insurance is reasonably available on commercially reasonable terms. During clinical trials of any such Licensed Product, CORAUTUS shall, at its sole cost and expense, procure and maintain comprehensive general liability insurance in the amount set forth in the previous sentence, naming CSEMC as an additional insured provided such insurance is reasonably available on a commercially reasonable terms. Such comprehensive general liability insurance shall provide (x) product liability coverage and (y) broad form contractual liability coverage for CORAUTUS’ obligations under this Agreement. Notwithstanding the foregoing, CORAUTUS shall have the right to self-insure.

(ii) CORAUTUS shall provide CSEMC with written evidence of such insurance upon request of CSEMC. CORAUTUS shall provide CSEMC with written notice at least fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance providing comparable coverage within such fifteen (15) day period without notice or any additional waiting periods.

(iii) CORAUTUS shall maintain such comprehensive general liability insurance beyond the expiration or termination of this Agreement during the designated shelf life of the Licensed Products plus the applicable statute of limitations period for products liability in the subject period, but in no event more than five (5) years after the License is terminated.

11.2 Corautus Indemnification of CSEMC. CORAUTUS hereby indemnifies and agrees to defend and hold harmless CSEMC, its members, trustees, officers, agents, members of its Medical Staff, the CSEMC Affiliates, and any of their successors, assigns, employees, and customers (the “CSEMC Indemnitees”) from and against all claims or proceedings arising out of or as a result of any gross negligence or intentional wrongful act or omission of CORAUTUS, or any of its employees or agents, in the exercise of the rights and license granted by CSEMC to CORAUTUS hereunder. Subject to the following Section 11.3, this indemnification shall include, but not be limited to, reimbursement of all costs, including reasonable attorneys’ fees, incurred in the defense of the claim or proceeding and any judgment or settlement.

***	CONFIDENTIAL TREATMENT REQUESTED

11.3 Indemnification Procedure. (a) A CSEMC Indemnitee shall give prompt written notice to Corautus of any claim or proceeding as to which the CSEMC Indemnitee may request indemnification hereunder; provided, however, that the failure to provide or a delay in providing such notice shall not release Corautus from any of its obligations under this Agreement, except to the extent that Corautus is actually prejudiced by such failure or delay, and shall not relieve Corautus from any other obligation or liability that it may have to the CSEMC Indemnitee otherwise than under this Agreement.

(b) Corautus shall have the right to assume, through counsel of its own choosing, which counsel shall be reasonably satisfactory to the CSEMC Indemnitee, the defense or settlement of any claim or proceeding the subject of indemnification hereunder at its own expense, so long as Corautus first acknowledges in writing its obligation to indemnify the CSEMC Indemnitee hereunder against any and all losses that may result from such claim or proceeding. If Corautus elects to assume the defense of any such claim or proceeding, the CSEMC Indemnitee may participate in such defense, but in such case at the expense of the CSEMC Indemnitee. Notwithstanding the foregoing, the CSEMC Indemnitee shall have the right to employ separate counsel at Corautus’ expense and to control its own defense of any such claim or proceeding if a conflict or potential conflict exists between Corautus and the CSEMC Indemnitee that would make such separate representation advisable under applicable standards of professional conduct.

(c) If Corautus elects to assume the defense of any claim or proceeding, no settlement in respect of any Third-Party claim may be effected by Corautus without the CSEMC’s Indemnitee’s prior written consent, which consent shall not be unreasonably withheld or delayed. If Corautus fails to undertake any such defense, the CSEMC Indemnitee shall have the right to undertake the defense or settlement thereof at Corautus’ expense. Notwithstanding anything herein to the contrary, regardless of whether Corautus has assumed the defense of any claim or proceeding pursuant to this Section 11, the CSEMC Indemnitee shall not settle any claim or proceeding with the prior written consent of Corautus, which consent shall not be unreasonably withheld or delayed; provided, however, that the Parties agree that it shall be reasonable for Corautus to withhold its consent if any such settlement involves any admission of liability or wrongdoing by the CSEMC Indemnitee or Corautus.

11.4 CSEMC: CSEMC hereby represents, warrants and covenants to CORAUTUS that:

(a) CSEMC is duly organized, validly existing and in good standing under the laws of The Commonwealth of Massachusetts. CSEMC has been granted all requisite power and authority to carry on its business and to own and operate its properties and assets;

(b) As of the Effective Date, CSEMC has not been notified of any competing claims with respect to the ownership of the CSEMC Patents and acknowledges that under CSEMC’s policy, faculty members, staff and employees are obligated to assign the whole of their rights in any intellectual property conceived using more than insignificant resources at CSEMC to CSEMC;

(c) As of the Effective Date, CSEMC has not been notified that the inception, development and reduction to practice of the CSEMC Patents has constituted or involved the misappropriation of trade secrets or other rights of any Third Party;

11.5 Disclaimer of Warranties: Except as provided in Section 11.4, nothing in this Agreement shall be construed as a warranty or representation by CSEMC that anything made, used, sold or otherwise disposed of under the License granted in this Agreement is or will be free from infringement of patents, copyrights, trade-marks, industrial design or other intellectual property rights. EXCEPT AS PROVIDED IN SECTION 11.4, CSEMC MAKES NO EXPRESS OR IMPLIED WARRANTY, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AS TO ANY ELEMENT OF THE CSEMC PATENT OR ANY LICENSED PRODUCT.

XII. USE OF NAME; PUBLIC ANNOUNCEMENTS

12.1 Use of Name: No party may use the name of the other party in any advertising or other promotional material without the prior written consent of the other party.

12.2 Public Announcements: Any news release or other public announcement relating to this Agreement, including any of its terms, or to the performance hereunder, must be approved by the parties, which approval shall not be unreasonably withheld. Once the text or substance of an announcement has been so approved, it may be repeated without further approval. Any disclosure which is required by law may be made without the prior consent of the other party, although the other party shall be given prompt notice of any such legally required disclosure and an opportunity to comment on the proposed disclosure reasonably in advance to the extent feasible. Further, the disclosing party shall make diligent efforts to limit the nature and scope of any disclosure to the extent reasonably possible and to otherwise prevent the disclosure of the non-disclosing parties’ Confidential Information. Unless otherwise required by law, in no event shall a party be required to consent to the disclosure of any of the financial terms of this Agreement.

XIII. GENERAL PROVISIONS

13.1 Compliance with Law: In carrying out this Agreement, the parties shall comply with all local, state and federal laws, rules and regulations.

13.2 Severability: If any one or more of the provisions of this Agreement is held to be invalid or unenforceable in a proceeding from which no appeal can be or is taken, the provisions shall be considered severed from this Agreement and shall not serve to invalidate the remaining provisions thereof, so long as the essential benefits of this Agreement will still be realized. The parties shall make a good faith effort to replace the invalid or unenforceable provision with a valid one which in its economic effect is most consistent with the invalid or unenforceable provision. Notwithstanding any provision to the contrary, if a court of competent jurisdiction in a proceeding involving this Agreement determines that Section 14.1 of this

Agreement, the Catholic Identity provision, is invalid, illegal or unenforceable, then this Agreement shall immediately terminate upon CSEMC providing written notice to CORAUTUS citing such determination.

13.3 Choice of Law: This Agreement shall be governed and interpreted in all respects under the laws of the Commonwealth of Massachusetts, without regard to its choice of laws rules. Subject to the provisions of Section 13.11 hereof which requires that certain issues arising under this Agreement be arbitrated, each party hereby irrevocably and unconditionally consents to the exclusive jurisdiction of any Massachusetts or Federal court sitting in the City of Boston and any appellate court from any thereof, in any action, suit or proceeding, including a proceeding in which interim relief is sought, arising out of, or relating to, the Agreement, and each party hereby irrevocably and unconditionally agrees that all claims in respect to such action, suit or proceeding will be heard and determined in such Massachusetts court or, to the extent permitted by law, in such Federal court. Each party irrevocably waives, to the fullest extent it may do so, any defense of an inconvenient forum to the maintenance of such action, suit or proceeding in any court and any right of jurisdiction on account of the place or domicile of either party.

13.4 Notices: All notices required or permitted to be given under this Agreement shall be given in writing and shall be sent by (i) hand delivery, (ii) registered mail, return receipt requested, (iii) overnight delivery service, or (iv) facsimile transmission, and shall be sent or delivered as follows:

CSEMC:

President

Caritas St. Elizabeth’s Medical Center of Boston, Inc.

736 Cambridge Street

Boston, MA 02135-2997

Facsimile No.: 617-789-2124

With a copy to:

Wilson D. Rogers, Jr., Esq.

The Rogers Law Firm

100 Cambridge Street

20th Floor, Suite 2000

Boston, MA 02114

Facsimile No.: 617-723-1180

CORAUTUS:

Richard E. Otto

Chief Executive Officer

Corautus Genetics, Inc.

75 Fifth Street, NW

Suite 313

Atlanta, GA 30308

Facsimile No.: (404) 526-6218

With a copy to:

Robert E. Tritt, Esq.

McKenna Long & Aldridge LLP

303 Peachtree Street, NE

Suite 5300

Atlanta, GA 30308

Facsimile No.: (404) 527-4198

or such other addresses or facsimile numbers as a party may hereafter specify by written notice to the other. Such notices and communications shall be deemed to have been delivered upon receipt.

13.5 Entire Agreement: This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes, with the exception of the Material Transfer Agreement, any and all prior agreements or understandings, whether oral or written, between CORAUTUS and CSEMC with respect to the subject matter hereof. No variation, modification or waiver of any of the terms or conditions hereof shall be deemed valid unless made in writing and signed by the parties hereto.

13.6 No Waiver: No waiver by a party of any nonperformance or violation by the other party of any of the covenants, obligations or agreements of such other party hereunder shall be deemed to be a waiver of any subsequent violation or non-performance of the same or any other covenant, agreement or obligation, nor shall forbearance by a party be deemed to be a waiver by such party of its rights or remedies with respect to such violation or nonperformance.

13.7 Headings: The descriptive headings contained in this Agreement are included for convenience and reference only and shall not be held to expand, modify or aid in the interpretation, construction or meaning of this Agreement.

13.8 Relationship of the Parties: It is not the intent of the parties to create a partnership or joint venture or to assume partnership responsibility or liability. The obligations of the parties shall be limited to those set out herein and such obligations shall be several and not joint. No party shall be authorized to bind or obligate the other except as expressly provided herein.

13.9 Assignment of Rights and Duties: Either party hereto may assign this Agreement without the other party’s consent to an Affiliate or to the successor or assignee of all or substantially all of such party’s business or assets related to the subject matter of this Agreement. This Agreement shall not otherwise be assignable by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld. This Agreement shall be binding upon and inure to the benefit of the parties’ permitted successors and assigns.

13.10 Counterparts: This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

13.11 Dispute Resolution.

(a) In the event of any controversy, dispute or claim arising out of or relating to any provision of this Agreement or the breach thereof, the parties shall use good faith efforts to settle such controversy, dispute or claim amicably between themselves.

(b) Should the parties fail to reach mutually acceptable settlement of any controversy, dispute or claim which may arise out of or in connection with this Agreement, or the breach, termination or validity thereof (other than with respect to patent validity or patent infringement) shall be settled by final and binding arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) as herein provided.

(i) The Arbitration Panel shall consist of three arbitrators. Each party shall nominate in the request for arbitration and the answer thereto one arbitrator and the two arbitrators so named will then jointly appoint the third arbitrator as chairman of the Arbitration Tribunal. If one party fails to nominate its arbitrator of, if the parties’ arbitrators cannot agree on the person to be named as chairman within sixty (60) days, the necessary appointments shall be made under the rules of the AAA.

(ii) The place of arbitration shall be in Washington, D.C. and the arbitration proceedings shall be held in English. The procedural law of the State of Massachusetts shall apply where the AAA Rules are silent.

(iii) The award of the Arbitration Tribunal shall be final and judgment upon such an award may be entered in any competent court or application may be made to any competent court for judicial acceptance of such an award and order of enforcement. Notwithstanding the foregoing, nothing contained herein shall prevent either party from seeking interim relief from any Massachusetts or Federal Court setting in the City of Boston pending the establishment of or a decision by a panel of arbitrators.

XIV. CATHOLIC IDENTITY

14.1 CORAUTUS, or any sublicensee of CORAUTUS, shall utilize the License granted hereby in a manner that is consistent with the teachings of the Roman Catholic Church as enunciated by the Holy Father and the Bishops in communion with him, as well as in conformance with the Ethical and Religious Directives for Catholic Health Care Services as in effect from time to time. The parties hereto shall rely upon and defer to the teaching authority of the Roman Catholic Archbishop of Boston with respect to CORAUTUS’, or any sublicensee’s obligations under this Section 14.1. Notwithstanding any other provisions of this Agreement to the contrary, CSEMC shall have the right to terminate this Agreement upon thirty (30) days notice to CORAUTUS if CORAUTUS breaches the provisions of this Section 14.1 and said breach is not cured during said thirty (30) day period. Notwithstanding any other provisions of this Agreement to the contrary, CORAUTUS shall be required to terminate a sublicense upon CSEMC providing thirty (30) days notice to CORAUTUS if a sublicensee breaches the provisions of the Catholic Identity requirements in a sublicense and said breach is not cured during said thirty (30) day period.

[THE REMAINER OF THIS PAGE HAS BEEN LEFT INTENTIONALLY BLANK.]

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date and year first above written.

CORAUTUS GENETICS, INC.

By:	/s/ Richard E. Otto
Print Name:	Richard E. Otto
Title:	Chief Executive Officer & President

CARITAS ST. ELIZABETH’S MEDICAL CENTER OF BOSTON, INC.

By:	/s/ John D. Burke
Print Name:	John D. Burke
Title:	Vice President, Institutional Research

APPENDIX A

CSEMC PATENTS

Title of Invention: ANGIOGENIC GROWTH FACTORS FOR TREATMENT OF PERIPHERAL NEUROPATHY

Inventor: Jeffrey M. Isner

Assignee: Caritas St. Elizabeth’s Medical Center of Boston, Inc.

Country	Application Serial No.	Filing Date
United States	09/546,733	04/11/2000 (Earliest priority date: 04/15/1999)

Australia	43427/00 (Based on PCT/US00/09765)	04/11/2000

Canada	2365434 (Based on PCT/US00/09765)	04/11/2000

Europe	00923272.9 [Publication No.: 1169052] (Based on PCT/US00/09765)	04/11/2000

Hong Kong	02104139.2 [Publication No.: 1042250] (Based on PCT/US00/09765)	04/11/2000

APPENDIX B

MATERIAL TRANSFER AGREEMENT

BETWEEN

CORAUTUS GENETICS, INC.

AND

CARITAS ST. ELIZABETH’S MEDICAL CENTER OF BOSTON, INC.